Exhibit 2.2

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, dated as of August 5, 2013 (this “Amendment”), to the Agreement and Plan of Merger (as amended on August 2, 2013, the “Agreement”), dated as of May 24, 2013, by and among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Stratos Merger Corp., a Delaware corporation (“Merger Sub”), and Bausch & Lomb Holdings Incorporated, a Delaware corporation (the “Company”), and, with respect to certain provisions in the Agreement, Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Parent Holdco”).

WHEREAS, Parent, Merger Sub, the Company and Parent Holdco have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent; and

WHEREAS, Parent, Merger Sub, the Company and Parent Holdco desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the parties hereby agree as follows:

Section 1.1       All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2       In the event that the Closing Date is August 5, 2013, the Per Share Merger Consideration shall be $41.9318156681191 and the payments required to be made at the Closing pursuant to Section 2.12(c) and Section 2.14 (as amended hereby) are as reflected in the final funds flow memorandum agreed to by the parties on the date hereof. It is understood and agreed that in the event that the Closing Date is after August 5, 2013, the Per Share Merger Consideration and the payments required to be made at the Closing under the Agreement (including the amount of the Performance Option Payment as set forth in Section 1.3 below) shall be re-calculated in accordance with the terms of the Agreement.

Section 1.3       Section 2.14(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)     Options/Restricted Shares. To the Company, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Closing Date, (i) the aggregate amount to which the holders of Options and Restricted Shares are entitled as provided in Section 2.08 and (ii) $48,477,768.28 in order to fully satisfy the Performance Option Payment. The Surviving Corporation shall deliver to each holder of an Option or a Restricted Share the amount to which such holder is entitled as provided in Section 2.08 or in respect of the Performance Option Payment, as applicable, as promptly as practicable after the Effective Time (but in no event later than the 10th Business Day following the Closing).

Section 1.4       This Amendment and the Agreement (including all, Schedules and Exhibits thereto and the Sponsors Agreement) contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 1.5       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 1.6       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 1.7       Except as otherwise provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.8       From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 2.0       Article VIII of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BAUSCH & LOMB HOLDINGS INCORPORATED

By:	/s/ A. Robert Bailey
Name: A. Robert Bailey
Title: Exec. Vice President

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Howard B. Schiller
Name: Howard B. Schiller
Title: Executive Vice President and Chief Financial Officer

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chairman and Chief Executive Officer

STRATOS MERGER CORP.

By:	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: President, Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]